Exhibit 10.1

AGREEMENT

THIS AGREEMENT (this “Agreement”), dated as of November 11, 2009, is made by and among PROSPECT ACQUISITION CORP., a Delaware corporation (“Prospect”), and VICTORY PARK CAPITAL ADVISORS, LLC, on behalf of one or more entities for which it acts as investment manager and other purchasers acceptable to Victory Park Capital Advisors, LLC and Prospect (collectively, “Victory Park”).

WHEREAS, Prospect was organized for the purpose of acquiring, through a merger, capital stock exchange, asset acquisition or other similar business combination, an operating business in the financial services industry (“Business Combination”);

WHEREAS, Prospect consummated an initial public offering in November 2007 (“IPO”) in connection with which it raised gross proceeds of approximately $250 million, a significant portion of which was placed in a trust account maintained by Continental Stock Transfer and Trust Company pending the consummation of a Business Combination, or the dissolution and liquidation of Prospect in the event it is unable to consummate a Business Combination on or prior to November 14, 2009;

WHEREAS, Prospect has entered into that certain Agreement and Plan of Merger, dated September 8, 2009, among Prospect, KW Merger Sub Corp., Prospect’s wholly-owned subsidiary formed for the purpose of consummating the merger (“Merger Sub”), and Kennedy-Wilson, Inc. (“Kennedy-Wilson”), as amended, which, among other things, provides for the merger of Merger Sub with and into Kennedy-Wilson, with Kennedy-Wilson continuing as the surviving corporation and becoming a direct wholly-owned subsidiary of Prospect (the “Merger”); and

WHEREAS, the approval of the Merger is contingent upon, among other things, the affirmative vote of holders of a majority of the outstanding common shares of Prospect which are present and entitled to vote at the meeting called to approve the Merger;

WHEREAS, pursuant to certain provisions in Prospect’s certificate of incorporation, a holder of shares of Prospect’s common stock issued in the IPO may, if it votes against the Merger, demand that Prospect convert such common shares into cash (“Conversion Rights”);

WHEREAS, the Merger cannot be consummated if holders of 30% or more of the Prospect common stock issued in the IPO exercise their Conversion Rights.

NOW, THEREFORE, the undersigned parties agree as follows:

1.               Agreement to Make Purchases of Prospect Common Stock.  Victory Park agrees to use its reasonable best efforts to make simultaneous privately negotiated purchases of up to approximately 7,591,093 shares of Prospect common stock at purchase prices not to exceed $9.95 per share (at the discretion of Prospect) on or prior to November 11, 2009, provided that Prospect agrees to enter into the form of forward contract (“Forward Contract”) attached hereto as Annex A with the purchaser of such shares of common stock in connection therewith. Prospect may reduce the number of shares that may be purchased by Victory Park; provided that, if Prospect reduces such number to less than 1,000,000 shares, Victory Park shall not be obligated to make any purchases.  Purchases by Victory Park shall not begin until after Prospect publicly announces the entering into of this Agreement with respect to the Forward Contract.

2.               Fees.  In addition, in exchange for its services in aggregating blocks of shares for purchase by Victory Park from Prospect stockholders that have indicated an intention to convert their shares of Prospect common stock and or vote against the Merger, Prospect shall pay to Victory Park on the earlier of (i) the Closing Date (as defined in the Forward Contract) or (ii) November 14, 2009, a fee equal to 1.0% of the cost to Victory Park of all Prospect shares purchased by Victory Park from third parties whether or not the Merger is consummated.

3.               Expenses. All costs and expenses incurred in connection with the transactions contemplated by this Agreement, including, without limitation, legal fees and expenses and all other out-of-pocket costs and expenses of third parties incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated thereby, shall be the obligation of the respective party incurring such fees and expenses; provided that Prospect shall pay up to $25,000 of the costs and expenses incurred by Victory Park in connection with the transactions contemplated by this Agreement, it being understood that Prospect has, prior to the date hereof, deposited $25,000 with Victory Park in furtherance of the foregoing.

4.               Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

5.               Governing Law; Jurisdiction.  This Agreement shall for all purposes be deemed to be made under and shall be construed in accordance with the laws of the State of New York.  Each of the parties hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Agreement shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive.  Each of the parties hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum and irrevocably waive trial by jury.

[Signature page to follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

PROSPECT ACQUISITION CORP.

By:	/s/ David A. Minella
Name: David A. Minella
Title: Chief Executive Officer

VICTORY PARK CAPITAL ADVISORS, LLC

By:	/s/ Scott R. Zemmick
Name: Scott R. Zemnick
Title: General Counsel

Annex A